                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
IRI International Corporation:

We consent to incorporation by reference in the Registration Statement No. 333-40525 of IRI International Corporation on Form S-8, of our report dated March 8, 2000, relating to the consolidated balance sheets of IRI International Corporation and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of IRI International Corporation.

                                                    KPMG LLP

Houston, Texas
March 27, 2000